The Board of Directors and Stockholders
Fritz Companies, Inc.

Dear Members:

Registration Statement Nos. 33-78472,33-57238,33-93070,333-15921, and 333-07639

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated March 29, 2000, related to the review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared of certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP


San Francisco, California
March 31, 2000